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                                                                      EXHIBIT 11



                 NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER SHARE


                                    1997                    1996              1995                1994                1993
                                    ----                    ----              ----                ----                ----
 Weighted average number of
 shares outstanding               4,368,727               4,367,727         4,367,727           4,367,577           4,366,827

 Add common stock equivalents        14,222                   5,396            21,904              27,053              39,077
                                     ------                   -----            ------              ------              ------

 Adjusted weighted average
 shares outstanding               4,382,949               4,373,123         4,389,631           4,394,630           4,405,904
                                 ==========               =========         =========           =========           =========
 Net Income:                     $1,639,000              $1,014,000          $512,000          $1,254,000          $2,317,000
                                 ==========              ==========          ========          ==========          ==========

 Earnings per share:
 primary and fully diluted:      $      .37              $      .23          $    .12          $      .29          $      .53
                                 ==========              ==========          ========          ==========          ==========




Earnings per common and common equivalent shares are based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the respective periods. Stock options have been considered to be the equivalent of common stock. Shares issuable upon exercise of stock options, to the extent appropriate, have been added to the average common shares actually outstanding for purposes of this computation, and shares assumed to be purchased at the average market price during the respective periods, with proceeds from the exercise of such options, have been deducted from the average shares outstanding.





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